Exhibit 5.1

January 21, 2020

Veritex Holdings, Inc.

8214 Westchester Drive, Suite 800

Dallas, Texas 75225

Ladies and Gentlemen:

We have acted as counsel to Veritex Holdings, Inc., a Texas corporation (the “Company”), in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Act”), of up to $75,000,000 in aggregate principal amount of the Company’s 4.75% Fixed-to-Floating Rate Subordinated Notes due 2029 (the “Exchange Notes”) pursuant to the Registration Statement on Form S-4 filed with the U.S. Securities and Exchange Commission (the “Commission”) on the date hereof (the “Registration Statement”). As described in the Registration Statement, the Exchange Notes will be exchanged for the Company’s outstanding 4.75% Fixed-to-Floating Rate Subordinated Notes due 2029 (the “Existing Notes”). The Company will issue the Exchange Notes pursuant to an Indenture, dated as of November 8, 2019 (the “Indenture”), between the Company and UMB Bank, N.A., as trustee (the “Trustee”).

We have reviewed such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals. We have assumed further that the Trustee has duly authorized, executed and delivered the Indenture.

We have assumed further that (i) the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, (ii) the Company has all requisite power, authority and legal right to execute, deliver and perform its obligations under the Indenture and the Exchange Notes, (iii) the Company has duly authorized the Indenture and the Exchange Notes and (iv) the Company has duly executed and delivered the Indenture and the Exchange Notes. With respect to all matters of Texas law, we note that you are relying on an opinion of D. Woodard Glenn, P.C., which opinion is filed as Exhibit 5.2 to the Registration Statement.

We have assumed further that the execution and delivery of the Indenture and the Exchange Notes by the Company and the performance by the Company of its obligations thereunder do not and will not violate or contravene any judgment, order, decree or permit issued by any court, arbitrator or governmental or regulatory authority, or conflict with or result in the breach of, or constitute a default under, any contract or other instrument binding on or affecting the Company or any subsidiary thereof or any of their respective properties or assets.

We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

Based upon the foregoing, and subject to the qualifications set forth below, we are of the opinion that when (i) the Registration Statement and any required amendments thereto have all become effective under the Act and all prospectus supplements required by applicable law have been delivered and filed as required by such applicable law, (ii) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, (iii) the Exchange Notes have been duly executed and authenticated in accordance with the Indenture and (iv) the Exchange Notes have been duly issued and delivered by the Company in exchange for the Existing Notes, all in accordance with the exchange offer contemplated by the Registration Statement, the Exchange Notes will constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

The foregoing opinion is subject to the qualifications that we express no opinion as to (i) waivers of defenses, subrogation and related rights, rights to trial by jury, rights to object to venue or other rights or benefits bestowed by operation of law, (ii) releases or waivers of unmatured claims or rights, (iii) provisions for liquidated damages and penalties, penalty interest and interest on interest, (iv) indemnification, contribution, exculpation or arbitration provisions or provisions for the non-survival of representations, to the extent they purport to indemnify any party against, or release or limit any party’s liability for, its own breach or failure to comply with statutory obligations, or to the extent such provisions are contrary to public policy, (v) restrictions upon transfers, pledges or assignments of a party’s rights under the Indenture and the Exchange Notes, (vi) provisions purporting to require a prevailing party in a dispute to pay attorneys’ fees and expenses, or other costs, to a non-prevailing party, (vii) provisions purporting to supersede equitable principles, including provisions requiring amendments and waivers to be in writing and provisions making notices effective even if not actually received, or (viii) provisions purporting to make a party’s determination conclusive.

We are members of the bar of the District of Columbia and the State of New York. We do not express any opinion herein on any laws other than the law of the State of New York, the Delaware General Corporation Law and the federal law of the United States of America.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Covington & Burling LLP